Exhibit 99.1

ePlus Reports Third Quarter and Nine Month Financial Results

Quarter Ended December 31, 2015

  Net sales were $298.6 million, a 2.5% decline, due in part to an increase of approximately $7 million of shipments in transit at the end of the quarter, and to a higher percentage of product and services sales recorded on a net basis.
  Non-GAAP gross sales of product and services were $393.9 million, up 4.4%.
  Sales of security products and services increased to 17.8% of non-GAAP gross sales of product and services.
  Gross margin on sales of product and services expanded 20 basis points to 19.6%; consolidated gross margin increased 10 basis points to 21.5%.
  Operating expenses increased 3.4%, or $1.5 million, due primarily to growth in headcount and incremental acquisition-related costs of $0.3 million.
  Diluted earnings per share was $1.40 as compared to non-GAAP diluted earnings per share of $1.64.

Nine Months Ended December 31, 2015

  Net sales increased 3.3% to $904.8 million; technology segment net sales increased 3.2% to $876.9 million.
  Non-GAAP gross sales of products and services increased 5.7% to $1.16 billion.
  Gross profit increased 5.0% to $195.1 million, led by a 5.2% increase in technology segment gross profit.
  Consolidated gross margin increased to 21.6% from 21.2%; gross margin on sales of product and services expanded 50 basis points to 19.7%
  Diluted earnings per share was $4.74, up 8.2%, as compared to non-GAAP diluted earnings per share of $4.38 in the prior year.

HERNDON, VA, February 4, 2016 - ePlus inc. (NASDAQ:PLUS-news), a leading provider of technology solutions, today announced financial results for the three and nine months ended December 31, 2015.

Management Comment

“We continued to execute well in the third quarter across several key metrics, achieving mid-single digit growth in non-GAAP gross sales, slightly improved gross margins despite pricing pressures from a few large customer orders, and increasing sales of security products and services.  Lower reported net sales were impacted by an increase of approximately $7 million of shipments in transit at the end of the quarter, and a greater percentage of sales of third-party software assurance, maintenance, and services recorded as net sales.  Additionally, we incurred higher operating expenses year-on-year due to continued investment in customer-facing headcount to accommodate growing customer demand and costs associated with our December acquisition of IGX.”

“The acquisition of IGX late in the quarter provides ePlus with a broader set of security solutions, new customers, and expands our presence in New York metro and New England.  It also creates our first international presence with a branch in the UK, which we believe will enable us to better support our global customers internationally.  We have also gained IGX’s international customers, which over-time should create additional revenue opportunities to provide ePlus’ expanded set of advanced technology solutions both overseas, and for many customers, to their U.S. operations.”

“Year-to-date financial performance supports our track record of growing faster than the overall IT market by investing in those areas where technology spending is most critical.  For the first nine months of fiscal 2016, we reported high single-digit growth in diluted earnings per share and adjusted EBITDA that significantly outpaced our net sales growth rate, due to our focus on higher value services and security solutions.  Sales of security products and services represented 16.2% of year-to-date non-GAAP gross sales of product and services, up from 13.2% last year,” Mr. Norton said.

Third Quarter Fiscal 2016 Results

For the third quarter ended December 31, 2015 as compared to the third quarter of the prior fiscal year ended December 31, 2014 unless otherwise noted:

Consolidated net sales fell 2.5% to $298.6 million, from $306.2 million.

Technology segment net sales fell 2.8% to $289.4 million, from $297.8 million.

Non-GAAP gross sales of product and services increased 4.4% to $393.9 million.  Non-GAAP gross sales of product and services are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 10.2% to $9.3 million, from $8.4 million due to higher post-contract earnings.

Consolidated gross profit fell 2.1% to $64.1 million, compared with $65.4 million.

Total headcount increased 8.1% to 1,060 on December 31, 2015 from a year earlier.  Of the total, 768 were customer facing personnel.

Consolidated operating income fell 14.2% to $17.6 million, from $20.6 million.

Diluted earnings per share was $1.40, compared with $2.13 in the third quarter of fiscal 2015, which included a gain from a claim in a class action suit in other income. Excluding this benefit, non-GAAP diluted earnings per share was $1.64 in the third quarter of fiscal 2015.

Net earnings fell 33.6% to $10.3 million, compared with $15.5 million.

Adjusted EBITDA fell 12.9% to $19.0 million, from $21.8 million.

Fiscal Year to Date Results

For the nine months ended December 31, 2015 as compared to the nine months ended December 31, 2014 unless otherwise noted:

Consolidated net sales were up 3.3% to $904.8 million, compared with $876.0 million.

Technology segment net sales rose 3.2% to $876.9 million, up from $849.6 million. Non-GAAP gross sales of products and services grew 5.7% to $1.16 billion.

Financing segment net sales were $27.9 million, up from $26.4 million, due to higher post-contract earnings and transactional gains.

Consolidated gross profit rose 5.0% to $195.1 million, compared with $185.8 million.

Consolidated operating income rose 6.7% to $59.4 million, up from $55.6 million.

Diluted earnings per share was $4.74, down 4.6% from $4.97 in the first nine months of fiscal 2015, which included a gain on retirement of a liability and a gain from a claim in a class action suit included in other income.  Exclusive of these benefits, non-GAAP diluted earnings per share was $4.38 in the first nine months of fiscal 2015.

Net earnings fell 5.8% to $34.8 million, as compared to $36.9 million.

Adjusted EBITDA rose 7.4% to $63.1 million, up from $58.8 million.

Balance Sheet Highlights

At December 31, 2015, ePlus had cash and cash equivalents of $66.6 million, down from $76.2 million as of March 31, 2015. Total stockholders' equity was $316.7 million and total shares outstanding were 7.5 million, compared with stockholders' equity of $279.3 million and shares outstanding of 7.4 million on March 31, 2015.

Summary and Outlook

“Looking ahead, we remain confident in our long-term strategy of delivering advanced technology solutions that our customers are looking for in today’s market. We believe that our offerings in the fastest growing segments of the market, including security, professional services, and our emerging cloud solutions, position us to grow faster than the overall IT market, increase wallet share with our existing customers, and add new customers organically. At the same time, our strong balance sheet provides us the resources to continue to make acquisitions that bring additional technical expertise, regional recognition, and new customers to ePlus,” concluded Mr. Norton.

Results of Operations – Three Months Ended December 31, 2015

The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial, state and local governments, and government contractors.

Technology Segment

The results of operations for the technology segment for the three months ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended December 31,
	2015	2014	Change
Sales of product and services	$287,859	$295,679	$(7,820)	(2.6%)
Fee and other income	1,506	2,140	(634)	(29.6%)
Net sales	289,365	297,819	(8,454)	(2.8%)

Cost of sales, product and services	231,503	238,202	(6,699)	(2.8%)

Gross profit	57,862	59,617	(1,755)	(2.9%)

Professional and other fees	1,608	1,158	450	38.9%
Salaries and benefits	35,043	33,507	1,536	4.6%
General and administrative	6,530	6,918	(388)	(5.6%)
Interest and financing costs	10	19	(9)	(47.4%)
Operating expenses	43,191	41,602	1,589	3.8%

Segment earnings	$14,671	$18,015	$(3,344)	(18.6%)

Net sales fell 2.8% to $289.4 million, from $297.8 million in the third quarter of fiscal 2015.

Non-GAAP gross sales of product and services grew 4.4% to $393.9 million, from $377.3 million in the third quarter of fiscal 2015.

Gross margin on sales of product and services was 19.6%, up from 19.4% in the third quarter of fiscal 2015.

Operating expenses rose 3.8% to $43.2 million, from $41.6 million in the third quarter of fiscal 2015, reflecting increased salaries and benefits due to an 8.5% increase in personnel to 1,006 from 927, of which 80 are customer facing and 48 were from the IGX acquisition, as well as expenses associated with the acquisition of IGX in December 2015.  In addition, professional and other fees included acquisition related expenses of $0.3 million during the current quarter.

Segment earnings were $14.7 million, compared with $18.0 million in the third quarter of fiscal 2015.

Financing Segment

The results of operations for the financing segment for the three months ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended December 31,
	2015	2014	Change
Financing revenue	$9,289	$8,406	$ 883	10.5%
Fee and other income	(10)	16	(26)	(162.5%)
Net sales	9,279	8,422	857	10.2%

Direct lease costs	3,081	2,601	480	18.5%

Gross profit	6,198	5,821	377	6.5%

Professional and other fees	274	278	(4)	(1.4%)
Salaries and benefits	2,329	2,125	204	9.6%
General and administrative	235	315	(80)	(25.4%)
Interest and financing costs	386	556	(170)	(30.6%)
Operating expenses	3,224	3,274	(50)	(1.5%)

Operating income	2,974	2,547	427	16.8%

Other income	-	6,169	(6,169)	(100.0%)
Segment earnings	$2,974	$8,716	$(5,742)	(65.9%)

Net sales were $9.3 million, up 10.2% from $8.4 million in the third quarter of fiscal 2015, as a result of higher post-contract earnings.

Operating expenses were down 1.5% over the previous year, mainly due to lower interest expenses as a result of lower debt combined with lower interest rates. Operating income was $3.0 million, an increase of 16.8% from $2.5 million in the previous year.

During the quarter ended December 31, 2014, ePlus recorded a $6.2 million gain from a claim in a class action lawsuit.

Segment earnings were $3.0 million, compared with $8.7 million in the third quarter of fiscal 2015.

Results of Operations – Nine Months Ended December 31, 2015

Technology Segment

The results of operations for the technology segment for the nine months ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Nine Months Ended December 31,
	2015	2014	Change
Sales of product and services	$871,814	$843,619	$28,195	3.3%
Fee and other income	5,038	5,969	(931)	(15.6%)
Net sales	876,852	849,588	27,264	3.2%

Cost of sales, product and services	700,429	681,852	18,577	2.7%

Gross profit	176,423	167,736	8,687	5.2%

Professional and other fees	4,175	4,065	110	2.7%
Salaries and benefits	101,471	96,140	5,331	5.5%
General and administrative	20,381	19,379	1,002	5.2%
Interest and financing costs	51	77	(26)	(33.8%)
Operating expenses	126,078	119,661	6,417	5.4%

Segment earnings	$50,345	$48,075	$2,270	4.7%

Net sales rose 3.2% to $876.9 million, from $849.6 million in the first nine months of fiscal 2015. Non-GAAP gross sales of product and services grew 5.7% compared to the first nine months of fiscal 2015.

Gross margin on sales of product and services was 19.7%, up from 19.2% in the prior year period.

Operating expenses rose 5.4% to $126.1 million, from $119.7 million in the first nine months of fiscal 2015. This was primarily due to increased salaries and benefits related to an 8.5% increase of headcount in the technology segment, increased variable compensation, and additional expenses associated with the acquisition of IGX in December of 2015. In addition, the Company incurred incremental amortization expenses associated with the acquisition of Evolve Technology Group in August, 2014.

Segment earnings were $50.3 million, up 4.7% from $48.1 million in the first nine months of fiscal 2015.

The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer end market for the twelve months ended December 31, 2015 was as follows:

State & Local Government & Educational Institutions	23%
Technology	23%
Telecom, Media, and Entertainment	14%
Financial Services	12%
Healthcare	10%
Other	18%

Financing Segment

The results of operations for the financing segment for the nine months ended December 31, 2015 and 2014 were as follows (dollars in thousands):

	Nine Months Ended December 31,
	2015	2014	Change
Financing revenue	$27,914	$26,339	$ 1,575	6.0%
Fee and other income	30	90	(60)	(66.7%)
Net sales	27,944	26,429	1,515	5.7%

Direct lease costs	9,256	8,364	892	10.7%

Gross profit	18,688	18,065	623	3.4%

Professional and other fees	738	781	(43)	(5.5%)
Salaries and benefits	6,855	6,691	164	2.5%
General and administrative	748	1,285	(537)	(41.8%)
Interest and financing costs	1,320	1,753	(433)	(24.8%)
Operating expenses	9,661	10,510	(849)	(8.1%)

Operating income	9,027	7,555	1,472	19.5%

Other income	-	7,603	(7,603)	(100.0%)
Segment earnings	$9,027	$15,158	$(6,131)	(40.4%)

Net sales were $27.9 million, up 5.7% from $26.4 million in the first nine months of fiscal 2015, as a result of higher post-contract earnings and transactional gains.

Operating expenses were down 8.1% over the previous year, due to a reserve for credit loss recorded in the previous year that was not replicated in the current year, and lower interest expenses as a result of lower debt combined with lower interest rates. Operating income was $9.0 million, an increase of 19.5% from $7.6 million in the previous year.

During the first quarter of fiscal 2015, ePlus entered into an agreement to repurchase the rights, title, and interest to payments due under a financing arrangement. This financing arrangement was previously assigned to a third-party financial institution and accounted for as secured borrowing. In conjunction with this repurchase agreement, ePlus recognized a gain of $1.4 million, which was included in other income.

During the third quarter of fiscal 2015, ePlus recorded a $6.2 million gain from a claim in a class action lawsuit, which was included in other income.

Segment earnings were $9.0 million, compared with $15.2 million in the first nine months of fiscal 2015.

Recent Corporate Developments & Recognitions

  On January 21, 2016, ePlus announced that it had successfully completed the Type 2 SSAE 16 (Statement on Standards for Attestation Engagements) examination for its Managed Services Center, issued by an independent audit firm.
  On January 21, 2016, ePlus announced that it had successfully completed the Type 2 SSAE 16 (Statements on Standards for Attestation Engagements) examination for its OneSource family of software products that provide information technology acquisition, asset management, procurement, and catalog management software services.
  On December 17, 2015, ePlus announced that it had expanded its Managed Services offering to include Hybrid IT Monitoring capabilities. This enhancement supplements on-premise management with cloud-based analysis and discovery as well as provides monitoring and alerting of hybrid technologies via single platform.
  On December 7, 2015, ePlus announced its subsidiary, ePlus Technology, inc., acquired the business of IGX, which provides advanced security solutions, secured networking products, and related professional services to a diverse set of domestic and international customers including commercial enterprise and state, local, and education (SLED) organizations. IGX is headquartered near Hartford, CT, with offices in metro New York, metro Boston, and London to serve its UK and global customers.
  On November 20, 2015, ePlus announced that ePlus Technology received three awards during NetApp’s Insight Conference held in Las Vegas from October 12 – 15, 2015. The awards included were:
    FlexPod Impact Award
    SLED East Region Partner of the Year
    Outstanding Contribution by a NetApp Tech Team Partner

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 4, 2016:

What:	ePlus Third Quarter FY16 Financial Results Conference Call
When:	Thursday, February 4, 2016
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	30451577 (live and replay)

Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through February 12, 2016.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and fluctuations in foreign currency rates, and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases or put downward pressure on prices, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to archive customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2015	March 31, 2015
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$66,567	$76,175
Accounts receivable—trade, net	258,553	218,458
Accounts receivable—other, net	35,908	31,345
Inventories—net	24,971	19,835
Financing receivables—net, current	68,466	66,909
Deferred costs	11,170	20,499
Other current assets	8,198	7,413
Total current assets	473,833	440,634

Financing receivables and operating leases—net	88,443	76,991
Deferred tax assets	4,311	3,875
Property, equipment and other assets	8,989	9,248
Goodwill and other intangible assets	54,858	40,798
TOTAL ASSETS	$630,434	$571,546

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable—equipment	$28,995	$20,330
Accounts payable—trade	47,610	46,090
Accounts payable—floor plan	127,999	99,418
Salaries and commissions payable	15,002	14,860
Deferred revenue	24,950	34,363
Recourse notes payable—current	2,327	889
Non-recourse notes payable—current	34,800	28,560
Other current liabilities	13,499	13,575
Total current liabilities	295,182	258,085

Recourse notes payable—long term	1,782	2,801
Non-recourse notes payable—long term	10,656	24,314
Deferred tax liability	3,707	3,271
Other liabilities	2,433	3,813
TOTAL LIABILITIES	313,760	292,284

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,237 issued and 7,482 outstanding at December 31, 2015 and 13,114 issued and 7,389 outstanding at March 31, 2015	132	131
Additional paid-in capital	116,441	111,072
Treasury stock, at cost, 5,755 and 5,725 shares, at December 31, 2015 and March 31, 2015, respectively	(120,654)	(118,179)
Retained earnings	321,267	286,477
Accumulated other comprehensive income—foreign currency translation adjustment	(512)	(239)
Total Stockholders' Equity	316,674	279,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$630,434	$571,546

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(amounts in thousands, except per share data)

Net sales	$298,644	$306,241	$904,796	$876,017
Cost of sales	234,584	240,803	709,685	690,216
Gross profit	64,060	65,438	195,111	185,801

Professional and other fees	1,882	1,436	4,913	4,846
Salaries and benefits	37,372	35,632	108,326	102,831
General and administrative expenses	6,765	7,233	21,129	20,664
Interest and financing costs	396	575	1,371	1,830
Operating expenses	46,415	44,876	135,739	130,171

OPERATING INCOME	17,645	20,562	59,372	55,630

Other income	-	6,169	-	7,603

EARNINGS BEFORE PROVISION FOR INCOME TAXES	17,645	26,731	59,372	63,233

PROVISION FOR INCOME TAXES	7,348	11,230	24,582	26,303

NET EARNINGS	$10,297	$15,501	$34,790	$36,930

NET EARNINGS PER COMMON SHARE—BASIC	$1.41	$2.14	$4.79	$5.02
NET EARNINGS PER COMMON SHARE—DILUTED	$1.40	$2.13	$4.74	$4.97

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,280	7,230	7,260	7,351
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,329	7,279	7,336	7,413

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) non-GAAP Gross Sales of Product and Services, (ii) Adjusted EBITDA, and (iii) non-GAAP Net Earnings per Common Share - Diluted. We define non-GAAP gross sales of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. Non-GAAP net earnings per common share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, net of taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Gross Sales of Product and Services, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
	(amounts in thousands)

GAAP: Sales of product and services	$287,859	$295,679	$871,814	$843,619
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	106,063	81,583	285,513	251,339
Non-GAAP: Gross sales of product and services	$393,922	$377,262	$1,157,327	$1,094,958

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
	(amounts in thousands)

GAAP: Net earnings	$10,297	$15,501	$34,790	$36,930
Plus: Provision for income taxes	7,348	11,230	24,582	26,303
Less: Other income [1], [2]	-	(6,169)	-	(7,603)
Plus: Depreciation and amortization [3]	1,331	1,217	3,739	3,138
Non-GAAP: Adjusted EBITDA	$18,976	$21,779	$63,111	$58,768

Non-GAAP: Adjusted EBITDA margin	6.4%	7.1%	7.0%	6.7%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015 [5]	2014	2015 [5]	2014
	(in thousands, except per share amount)

GAAP: Earnings before provision for income taxes	$17,645	$26,731	$59,372	$63,233
Less: Other income [1], [2]	-	(6,169)	-	(7,603)
Non-GAAP: Earnings before provision for income taxes	17,645	20,562	59,372	55,630
Non-GAAP: Provision for income taxes [4]	7,348	8,638	24,582	23,140
Non-GAAP: Net earnings	$10,297	$11,924	$34,790	$32,490

GAAP net earnings per common share – diluted	$1.40	$2.13	$4.74	$4.97
Non-GAAP net earnings per common share – diluted	$1.40	$1.64	$4.74	$4.38

[1] Gain on a class action claim during the three months ended December 31, 2015.
[2] Gain on a class action claim and a retirement of a liability during the nine months ended December 31, 2015.
[3] Amount consists of depreciation and amortization for assets used internally.
[4] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings.
[5] Amounts for the three and nine months ended December 31, 2015 are GAAP and provided for comparative purposes.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150